Exhibit 10.23

CONFIDENTIAL TREATMENT REQUESTED – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION. THE OMITTED PORTIONS HAVE BEEN REPLACED WITH “[***].”

December 31, 2013

Comcast Cable Communications Management, LLC
One Comcast Center, 1701 JFK Blvd.
Philadelphia, PA 19103
Attention: Peter Kiriacoulacos, EVP & Chief Procurement Officer

Re: Amended and Restated Support Services Agreement, dated July 5, 2012 (as amended, the “Agreement”) by and between Comcast Cable Communications Management, LLC, (“Comcast”) and Support.com, Inc., (“Support.com”), including Exhibit A to the Agreement, which contains: (i) “XFINITY Signature Support (“XSS”) Remote Support Services” (“Program Description Number 1”); and (ii) “Comcast Business Class Signature Support (“CBCSS”), Remote Support Services for Small/Medium Business” (“Program Description Number 2”).

Dear Mr. Kiriacoulacos:

This Letter Agreement will document the Parties’ agreement, in consideration of the mutual covenants and promises contained herein and with the intent of the Parties to be legally bound, to modify and terminate the Agreement as set forth below.  All capitalized terms used and not defined in this letter agreement (“Letter Agreement”) will have the meanings ascribed to them in the Agreement.

1.            Program Description Number 1.  Notwithstanding anything in the Agreement to the contrary, Program Description Number 1 shall terminate and have no further force or effect as of December 31, 2013, except that (i) no Termination for Convenience Fee shall be payable by Comcast to Support.com under Section 10 of Program Description Number 1 (for the avoidance of doubt, the second paragraph of Section 10 of Program Description Number 1 is hereby deleted); (ii) all other fees due to Support.com as of such termination date shall continue to be payable on the terms set forth in the Agreement, Program Description Number 1 and this Letter Agreement; and (iii) with respect to incident-based offerings purchased but not redeemed by Customers prior to December 31, 2013, Support.com shall remain obligated to provide Services to such Customers through March 31, 2014.

2.            Program Description Number 2 and the Agreement. Notwithstanding anything in the Agreement to the contrary, Program Description Number 2 and the Agreement in its entirety shall terminate and have no further force or effect as of March 31, 2014, except that (i) no Termination for Convenience Fee shall be payable by Comcast to Support.com under Section 11.2 of Program Description Number 2 (for the avoidance of doubt, Section 11.2 of Program Description Number 2 is hereby deleted); (ii) all other fees due to Support.com as of such termination date shall continue to be payable on the terms set forth in the Agreement, Program Description Number 1 and Program Description Number 2; and (iii) with respect to incident-based CBCSS Support SKUs purchased but not redeemed by CBCSS Customers prior to January 31, 2014, Support.com shall remain obligated to provide Services to such Customers through March 31, 2014.

3.            Wireless Networking Support Subscription Termination Fee Changes.

  3.1                Notwithstanding anything in Section 6 (“Pricing and Fees”) of Program Description Number 1 to the contrary but subject to Section 3.2 of this Letter Agreement, no TF shall be payable under Program Description Number 1 for any Customer whose subscription is terminated because such subscriber is leasing a Comcast Wireless Gateway or router device (“WG”) and becomes entitled to wireless networking support services under the Master Services Agreement, Call Handling Services dated as of October 1, 2013 (the “MSA”) Statement of Work Number 1 (“SOW#1”) as part of its high speed Internet subscription (“Bundled Support Program”).  Comcast will provide Support.com a list of such terminated and transferred subscriptions, which may originate from subscriptions purchased on a standalone basis, or as part of Comcast’s “Triple Play” program.

  3.2                TF shall continue to be due for all other Wireless Networking Support SKU subscription terminations for Customers who do not have a WG; and for all Wireless Networking and Computer Performance, Help Desk and Help Desk Plus SKU subscription terminations, regardless of whether the Customers have WGs or not, in each case at the rates and during the periods set forth in Section 6.1 of Program Description Number 1 and without regard to whether such subscriptions are terminated by the Customer or by Comcast; provided, however, that the total amount of TF payable by Comcast to Support.com for the period ending [***] shall be calculated by determining the total TF otherwise due and [***].

4.            Referral Arrangement.

4.1                XSS Referral Arrangements.  Referral arrangements for the XSS program shall be as set forth in Amendment One to SOW#1 to the MSA.

4.2               CBCSS Referral Arrangements.  The CBCSS Referral arrangements will be comprised of the following components, based on a launch schedule to be mutually agreed upon by the Parties:

4.2.1            Written Termination Notice Referrals – A written referral notice, with language to be mutually agreed upon, to be included with the termination notice provided by Comcast to CBCSS Customers whose subscriptions are being terminated, stating that such Customers may elect to continue receiving Services directly from Support.com, and providing Support.com contact information;

4.2.3            Customer Care FAQs – A designated script will be posted on Comcast’s internal, on-line reference pages (i.e. LOQ, Einstein or equivalent) for support and sales personnel directing such personnel to refer Comcast CBCSS Customers seeking information about the termination of the CBCSS program or subscriptions thereto, stating that such Customers may elect to continue receiving Services directly from Support.com, and providing Support.com contact information (Comcast shall have no obligations under this provision after March 31, 2014);

4.2.4            Inbound Call Referrals – After the date upon which Comcast provides CBCSS Customers with the termination notices described above, Support.com support and sales personnel providing Services to CBCSS Customers, may remind such Customers that the CBCSS program is being terminated, and offer replacement services directly from Support.com.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION ***

This provision shall terminate and have no force or effect after March 31, 2014.

5.            Early Terminated Subscriptions.

5.1               Background.During the course of deploying the program under the MSA, certain subscriptions of a number of XSS Customers in the Western Division were erroneously terminated by Comcast prior to their intended termination date of December 4, 2013 (such subscriptions, the “Early Terminated Subscriptions” or “ETS”).  As a result, the Parties’ reporting systems identify ETS as inactive.  Comcast hereby confirms its prior instructions to Support.com to continue providing Services for ETS through December 4, 2013, in accordance with the provisions of Program Description Number 1 and the Agreement, as follows:

5.2                Early Terminated Subscriptions.    Comcast has provided a list of ETS to Support.com.  Notwithstanding the Parties’ reporting systems with respect to ETS, Support.com shall continue to provide Services for the ETS through their actual termination date of December 4, 2013; and Support.com will invoice Comcast, and Comcast shall remit payment to Support.com, for the Support.com Fees payable for ETS, in accordance with the provisions of Program Description Number 1 and the Agreement.

Please indicate Comcast’s acceptance and agreement with the terms of this Letter Agreement by countersigning below.

Sincerely,

Support.com, Inc.

By:	Josh Pickus, President and CEO

ACCEPTED AND AGREED:
Comcast Cable Communications Management, LLC

By:	Peter Kiriacoulacos
Title:	EVP & Chief Procurement Officer